                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


                                                   STATE OF                  PERCENTAGE
         COMPANY NAME                           INCORPORATION   TAX I.D.      OWNERSHIP
         ------------                           -------------  ----------   ------------
Citizens Insurance Company of America              Colorado     84-0583103    100% Direct
Insurance Investors, Inc.                          Texas        74-1458561    100% Indirect
Continental Investors Life
  Insurance Company                                Alabama      63-0514221     90% Indirect
Industrial Benefits, Inc.                          Texas        76-0159854    100% Indirect
Computing Technology, Inc.                         Colorado     84-1037266    100% Indirect
American Liberty Financial Corp.                   Louisiana    72-0810778    100% Direct
American Liberty Life Insurance Company            Louisiana    72-0826521    100% Indirect
American Liberty Securities Corporation            Louisiana    72-0917077    100% Indirect
American Liberty Exploration Corporation           Louisiana    72-0895903    100% Indirect
American Liberty Exploration Corporation, 1981-1   Louisiana    72-0914867    100% Indirect
American Liberty Exploration Corporation, 1982-1   Louisiana    72-0928484    100% Indirect
First American Investment Corporation              Louisiana    72-1018531  94.48% Indirect
Funeral Homes of Louisiana, Inc.                   Louisiana    72-1148400  94.48% Indirect
Funeral Homes of America, Inc.                     Louisiana    72-1248626  94.48% Indirect


                                      -79-